Exhibit 8.1

November 13, 2015

KKR & Co. L.P.
9 West 57th Street
Suite 4200
New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to KKR & Co. L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the sale by certain selling securityholders from time to time of an aggregate of up to 2,634,674 common units representing limited partner interests in the Partnership (“Common Units”) as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus pursuant to Rule 415 under the Act. The Common Units have been issued by the Partnership to selling security holders in connection with the Partnership’s acquisition of a 24.9% equity interest in Marshall Wace LLP and its affiliates.

We have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Amended and Restated Limited Partnership Agreement of KKR & Co. L.P. dated as of July 14, 2010 (the “Partnership Agreement”), among KKR Management LLC, a Delaware limited liability company and the general partner of the Partnership, and the limited partners party thereto, (iv) the Second Amended and Restated Limited Partnership Agreement of KKR Management Holdings L.P. dated as of October 1, 2009, among KKR Management Holdings Corp., a Delaware corporation, as general partner, and the limited partners party thereto, (v) the Second Amended and Restated Limited Partnership Agreement of KKR Fund Holdings L.P. dated as of October 1, 2009, among KKR Group Holdings, L.P., an exempted limited partnership formed under the laws of the Cayman Islands, and KKR Fund Holdings GP Limited, an exempted limited company formed under the laws of the Cayman Islands, as general partners, and the limited partners party thereto, and (vi) the representation letter of KKR Management LLC dated November 13, 2015 delivered to us in connection with this opinion (the “Representation Letter”). We have also examined originals or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Partnership, and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. As to matters of fact material to this opinion, we have relied upon certificates and comparable documents of public officials and of officers and representatives of the Partnership, including, without limitation, the Representation Letter.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have further assumed that any documents will be executed by the parties in the forms provided to and reviewed by us and that the representations made by KKR Management LLC in the Representation Letter are true, complete and correct and will remain true, complete and correct at all times.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, the discussion set forth in the Prospectus under the caption “Material U.S. Federal Tax Considerations”, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the ownership and disposition of the Partnership’s Common Units.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement.

Very truly yours,

/s/ Fried, Frank, Harris, Shriver & Jacobson LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP